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                                                                   EXHIBIT 99.01

The St. Joe Company
Supplemental Calculation of Selected Consolidated Financial Data


    The following table calculates EBITDA (Gross) and EBITDA (Net) as set forth in Note (5) to Item 6. Selected Consolidated Financial Data.

                                                                 1999         1998         1997          1996          1995
                                                               --------      -------      -------      --------      --------
Income from continuing and discontinued
 operations before income taxes and minority interest          $129,574      $85,834      $94,374      $181,715      $136,664
Add back:
 Depreciation and amortization                                   49,706       40,340       30,233        28,758        28,551
 Interest expense                                                 3,325          804          389           600         2,235
Less:
 Gain on sales of other assets                                  (14,623)        (788)      (4,417)       (3,423)       (2,674)
 Impairment losses and other one-time charges                    18,951       10,238           --            --            --
 Condemnation sales                                                  --           --           --       (97,391)           --
                                                               --------      -------      -------      --------      --------
EBITDA - Gross                                                  186,933      136,428      120,578       110,259       164,776
                                                               --------      -------      -------      --------      --------
Less minority interest % of Income before income taxes          (30,778)     (31,261)     (28,960)      (22,134)      (19,574)
 Depreciation and amortization                                  (15,114)     (13,225)     (10,194)      (10,813)      (10,254)
 Interest expense                                                  (174)        (163)        (179)         (276)       (1,028)
 Gain on sales of other assets                                        5          181          795         1,346           589
 Impairment losses and other one-time charges                    (5,886)          --           --            --            --
                                                               --------      -------      -------      --------      --------
EBITDA - Net                                                   $134,986      $91,960      $82,040      $ 78,382      $134,508
                                                               --------      -------      -------      --------      --------